Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Inverness Medical Innovations, Inc.
Waltham, MA
We hereby consent to the incorporation by reference in the Post Effective Amendment No. 2 to Form S-3 of Inverness Medical Innovations, Inc. and subsidiaries (the “Company”) of our report dated February 26, 2010, relating to the consolidated financial statements and our report on the effectiveness of the Company’s internal control over financial reporting of the Company and subsidiaries, dated February 26, 2010, appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 4, 2010.
We also consent to the reference to our Firm under the headings “Experts” in such Registration Statement.
/s/ BDO Seidman, LLP

BDO Seidman, LLP
Boston, Massachusetts
March 26, 2010